                                                                    EXHIBIT 23.5

                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

     As independent public accountants, we hereby consent to the incorporation by reference in this registration statement of our report dated February 8, 2001 (except for the second paragraph of Note 1 and all of Note 15 as to which the date is February 28, 2001, Note 16 as to which the date is April 27, 2001, and
Note 18 as to which the date is July 18, 2001) on Packard BioScience Company's consolidated financial statements as of December 31, 2000 and 1999 and for each of the three years in the period ended December 31, 2000 and to all references to our Firm included in this registration statement.

                                          /s/ ARTHUR ANDERSEN LLP

Hartford, Connecticut
December 7, 2001